Exhibit 10.4

Re: Performance Stock Award

The Board of Directors of Hancock Holding Company (the “Company”) is pleased to grant you a Performance Stock Award (“Award”) under the Hancock Holding Company 2005 Long-Term Incentive Plan (the “Plan”). This Award grants you the opportunity to receive the number of shares of Common Stock of the Company set forth in the Portfolio Section of this website (the “Target Shares”). The number of shares actually payable to you under this Award is contingent on the level of achievement of the Performance Goals during the Performance Period and on any Negative Discretion factors applied in the Committee’s discretion, as further explained in this Agreement. The specifics of your Performance Stock Award, including the number of Target Shares subject to the Award, the Performance Goals, the Performance Period, the Negative Discretion factors and any other applicable terms, constitute a part of this Award Agreement. These specifics are described in detail and may be viewed by clicking on “Grant Date” in the Portfolio Section of the website. This Award Agreement sets out other provisions applicable to the Award:

The information in this Award Agreement is for you only and is highly confidential. Any disclosure of this information to persons other than the Director of Corporate Human Resources, Manager of Compensation and Benefits, Compensation Analyst, Manager of Corporate Trust Operations, or their subsequent replacements will be grounds for termination of the grant and/or termination of your employment. In the event of any such termination, all unvested awards will immediately be forfeited. Neither this award nor any of the provisions of this Award Agreement should be disclosed to or discussed with any other persons, specifically including other personnel of Hancock Holding Company or its subsidiaries. This confidentiality provision is not intended to preclude you from discussing this award or the contents of this Agreement with your spouse or other members of your immediately family or with your tax advisors. Neither will any disclosure of the award required to comply with federal or state security or other laws be deemed a violation of this provision.

The Plan is administered by a committee appointed by the Board of Directors of the Company (the “Committee”), which has authority to make certain determinations as to the terms of the Awards granted under the Plan, including whether to apply Negative Discretion factors to reduce the number of shares you may receive under this Award. Any interpretation of this Award by the Committee and any decision made by it with respect to this Award are final and binding on all persons.

Before accepting this Award, you should review the Plan and Prospectus, copies of which may be accessed from this website. You should pay particular attention to the Plan since it sets forth other provisions which cover your Award. Also, you should note that the acceptance of your Award means that you have agreed to take any reasonable action required to meet the requirements imposed by Federal and State securities and other laws, rules or regulations and by any regulatory agencies having jurisdiction and you have agreed to allow the Company to withhold from any payments made to you, or to collect as a condition of payment, any taxes required by law to be withheld because of this Award. The Prospectus contains an explanation of certain Federal Income Tax consequences and is current as of the date of the Prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any given time.

The Award granted to you hereunder is subject to the terms and conditions set forth herein and in the Plan. It is also subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

The number of shares of Common Stock of the Company which you actually receive under this Award (the “Awarded Shares”) is contingent upon the level of achievement of the Performance Goals applicable hereto during the Performance Period and on the adjustments, if any, applied by the Committee in its discretion for Negative Discretion (as defined in the Plan) or as otherwise provided in this Award Agreement, and shall be determined as follows:

If the financial performance of the Company during the Performance Period equals or exceeds 100% of the Target in each category of the Performance Goals, your Awarded Shares will equal the number of the Target Shares as adjusted, in the discretion of the Committee, for any Negative Discretion.

If 100% of the Target is not achieved in all categories but the financial performance of the Company during the Performance Period exceeds the Threshold established for one or more of the categories, your Awarded Shares under this Agreement shall be a percentage of the Target Shares adjusted, in the discretion of the Committee, as provided below. Such percentage shall be equal to the sum of the weighting percentages for all categories as such weighting percentages have been adjusted on a pro rata basis to reflect the level of achievement of the financial performance in each category for the performance period over the Threshold amount as a percentage of the Target over the Threshold amount. (Formula: Threshold = A, Target = B and Actual = C. (C-A)/(B-A) = X%) The number of Awarded Shares as determined under such formula may be reduced by the Committee, in its discretion, for any Negative Discretion. In addition, the Committee, in its discretion, may adjust the number of Awarded Shares (but in no event to exceed the number of Target Shares), taking into consideration all the facts and circumstances available, including, but not limited to, the category or categories in which the targeted Performance Goals were or were not met, the variance in each category, the extent to which the failure to achieve the Performance Goals results from Company performance and/or industry performance, and the performance of the Company against the top quartile and regional peer groups.

If the financial performance of the Company during the Performance Period falls below the Threshold amount for Performance Goals in all categories, you shall not be entitled to and shall not receive any Awarded Shares under this Agreement.

It is intended that, for purposes of this Agreement, the financial performance for measuring attainment of the Target and Threshold in each category of Performance Goals during the Performance Period shall be determined based on performance of the Company and its subsidiaries as in existence at the beginning of the Performance Period. However, in the event of any merger or other similar corporate transaction or the acquisition of a subsidiary or other affiliated entity occurring during the Performance Period, the effect of such transaction or merger on the financial performance of the Company may, in the discretion of the Committee, be taken into consideration. The Committee also may, in its discretion, modify the Performance Goals to reflect any such transaction or acquisition. You will be notified of any such modification in the Performance Goals and/or of the effect of any such transaction or acquisition in determining the attainment of the Performance Goals. Further, the effect of any such transaction or acquisition may, in the discretion of the Committee, be considered a factor in applying Negative Discretion.

You must remain in the service of the Company or one of its subsidiaries (employed in a comparable position of responsibility and authority if this Award was granted to you as an employee or as a member of the Board of Directors if the Award is granted to you as a director) throughout the Performance Period and for a period of 2 years thereafter, i.e., three years from the date of grant (the “Vesting Period”) to be entitled to receive the shares of Common Stock under this Award. This Award shall automatically terminate in the event of your termination of employment or other service with the Company at any time prior to the end of the Vesting Period for any reason. In the event of such termination, all obligations of the Company to you under this Award shall become void and of no further effect.

Within thirty (30) days of the end of the Vesting Period, the Awarded Shares shall be issued to you by the Company. Said Awarded Shares shall be issued in a DRS book entry or, upon your written request to the Committee, in a certificate representing such shares. You will not be required to pay any issue price to the Company in exchange for the Awarded Shares; however, you must remit to the Company the amount of any taxes required to be withheld or instruct that a portion of the Awarded Shares be withheld to cover such taxes as a condition to receiving the Awarded Shares hereunder.

You have no rights as a shareholder with respect to the shares of Common Stock subject to this Award during the Vesting Period or at any time until the Awarded Shares are issued to you as provided above.

Notwithstanding any other provision of this Award, in the event of the occurrence of a Change in Control (as defined in the Prospectus) during the Performance Period and while you are employed by the Company, you may become entitled to a portion of the Target Shares. In the event of such a Change in Control, the Committee shall determine the extent, if any, to which you shall be entitled to a portion of the Target Shares taking into consideration the time which has lapsed since the grant of this Award, the extent to which the Company has met or is on track to meet the Performance Goals and other criteria similar to that set forth above, for determining the number of shares to which you would be entitled if the Performance Goals were not met. If such Change in Control occurs after the Performance Period but before the end of the Vesting Period, upon such Change in Control, you will become one hundred percent (100%) vested in the number of shares earned during the Performance Period. The Awarded Shares will be issued as soon as feasible following the Change in Control and the payment by you of the taxes required to be withheld or receipt of your instructions to withhold a portion of the Awarded Shares in settlement thereof, but in no event more than ninety (90) days after such Change in Control.

Any amounts that may be earned pursuant to this document are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, by reason of the short-term deferral exemption under applicable Treasury Regulations. This Award shall be administered, interpreted and construed to carry out such intention, and any provision hereof that cannot be so administered, interpreted and construed shall be disregarded. However, the Company does not represent, warrant or guarantee that any amount that may be earned hereunder will not be includible in your gross income pursuant to Section 409A of the Code, nor does the Company make any other representation, warranty or guaranty to you as to the tax consequences of this Award.

This Award Agreement is required by the Plan. This Agreement is binding upon, and inures to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Your rights hereunder are personal to you and may not be assigned to any other person or persons. This Award Agreement is binding on you and your beneficiaries, heirs and personal representatives.

Your electronic acceptance of this Performance Stock Award indicates your acceptance of this Award Agreement and the terms and provisions of this grant.

Please remember the strict confidentiality requirements of this Agreement.

Again, we congratulate you on your Award. Thank you for your service to Hancock Holding Company.